NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Investor Inquiries	Media

	Megan Meloni StemCells, Inc. (650) 475-3100, ext. 105	Tim Brons Vida Communication, Inc. (415) 675-7402

STEMCELLS, INC. APPOINTS R. SCOTT GREER TO BOARD OF DIRECTORS

PALO ALTO, Calif., June 8, 2010 – StemCells, Inc. (NASDAQ: STEM) announced today the appointment of R. Scott Greer to its Board of Directors. Mr. Greer is a successful entrepreneur with a proven track record in developing and growing life sciences companies, and adds more than twenty-five years of life sciences and financial services industry experience to the Company’s Board. In addition, the Company announced that it has established a new Strategic Transactions Committee as a standing committee of the Board, which Mr. Greer will Chair.

“We are pleased to welcome Scott to our Board,” said Martin McGlynn, President and CEO of StemCells, Inc. “Scott has a well earned reputation in the life sciences sector for finding creative, and often transformative, ways to unlock shareholder value. The combination of his business acumen in the life sciences sector, together with his wealth of financial industry expertise, makes him a tremendous addition to our Board. Scott’s leadership credentials and his background in building successful biotechnology companies will be important as we move toward capitalizing on our initial successes in the stem cell therapeutics and stem cell tools fields.”

Mr. Greer is currently a principal and managing director of Numenor Ventures LLC, which he founded in 2002 to provide funding and strategic advisory services to early stage enterprises. He is an investor and consultant to CEOs and founders of companies in various stages of development. Previously, Mr. Greer was founder of Abgenix, Inc., a biotechnology company that pioneered the development of antibodies as therapeutics, and served as its Chief Executive Office from its inception in 1996 until 2002, and as its Chairman from 2000 until 2006. Abgenix was acquired by Amgen in 2006 for $2.2 billion. Prior to Abgenix’s formation, Mr. Greer held senior management positions at Cell Genesys, Inc. including Senior Vice President, Corporate Development and Chief Financial Officer, and held various positions at Genetics Institute (acquired by Wyeth).

“I am thrilled to have the opportunity to join the board of StemCells at this pivotal time in the Company’s development,” stated Mr. Greer. “StemCells is already a recognized pioneer in bringing novel cell therapies to the clinic, and the Company is now well positioned to develop and commercialize nearer term “toolbox” uses of its cell technologies in stem cell research and drug discovery. I look forward to working with management and the other members of the board to contribute to the growth and development of a leading company in this exciting space.”

— more —

Mr. Greer currently serves as Chairman of Acologix, and is also on the board of Nektar Therapeutics and BAROnova. In the past, Mr. Greer served on several other public and private company boards, including Sirna Therapeutics (acquired by Merck), where he served as Chairman of the Board, Affymax, Anaptys Biosciences, Illumina, Chimeros, Inogen, and CV Therapeutics (acquired by Gilead Sciences). Mr. Greer received a B.A. in Economics from Whitman College and an M.B.A. from Harvard University, and was also a Certified Public Accountant.

About StemCells, Inc.

StemCells, Inc. is engaged in the research, development, and commercialization of stem cell therapeutics and tools for use in stem cell-based research and drug discovery. In its cellular medicine programs, StemCells is developing therapeutic products targeting diseases of the central nervous system and liver. StemCells’ lead product candidate, HuCNS-SC® cells (purified human neural stem cells), is in clinical development for the treatment of two fatal neurodegenerative disorders that primarily affect young children. StemCells also markets specialty cell culture products under the SC Proven® brand, and is developing stem cell-based assay platforms for use in pharmaceutical research, drug discovery and drug development. The Company has exclusive rights to approximately 55 issued or allowed U.S. patents and over 200 granted or allowed non-U.S. patents. Further information about StemCells is available at www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the clinical development of its HuCNS-SC cells; the Company’s ability to commercialize drug discovery and drug development tools; and the future business operations of the Company. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and in its subsequent reports on Form 10-Q and Form 8-K.

# # # #